Exhibit 10.7.2
LT.GEN. WM. M. KEYS (USMC RET)
President and CEO
(860) 244-1300 office (860)
244-1481 facsimile
wkeys@colt.com
August 30, 2005
Mr. Jeff Grody
110 High Wood Road
West Hartford, CT 06117
Dear Jeff:
It is my pleasure to invite you to become Senior Vice President and General Counsel of Colt Defense LLC (“CD LLC”), and its wholly-owned subsidiaries, and, when the contemplated internal restructuring of the CD LLC is complete, its future parent company, Colt Defense Inc. (“CDI”). The term “Company” when used herein shall mean the following: (x) before the internal restructuring of CD LLC, CD LLC; and (y) after the internal restructuring of CD LLC, CDI.
Duties and Responsibilities
Commencing September 6, 2005, you will perform the services and duties that are customarily associated with this executive position and report to me. We also expect you to play a key role in the Company’s expansion and future acquisition plans.
As we discussed during your interview, your specific duties and responsibilities will include, but not be limited to, planning and directing of all aspects of corporate legal affairs, including the following:
•	General corporate legal matters;

•	Corporate governance;

•	Structuring and managing the Company’s internal legal function and staff

•	Selecting and managing the Company’s outside counsel;

•	Legal and regulatory compliance, including assuming ultimate responsibility for ensuring the Company conducts its business in compliance with all applicable SEC, NYSE and other securities laws and regulations;

•	All litigation matters;

•	All intellectual property matters;

•	Participating in the definition and development of corporate policies, procedures and programs and providing continuing counsel and guidance on legal matters and on legal implications of all matters to the Board of Directors of the Company (the “Board”) and myself; and

•	Corporate development and serving as key lawyer/legal advisor on all major business transactions, including acquisitions, divestitures and joint ventures.

In addition, you are expected to be a key member of my senior management team, and to work closely with the other members of management and the Board.
As an exempt executive-level employee, your initial compensation package includes a weekly salary of $6,730.76 (payable weekly) and you will be entitled to four weeks vacation per year. In addition, you will be eligible to participate in whatever bonus, incentive compensation and similar programs are hereafter implemented for executive-level employees. The Company does not currently have a formal incentive compensation program for management-level employees, but, as we have discussed, I/we intend to work with the Company’s management team to develop an incentive compensation program and to recommend it to the Board for adoption and implementation commencing in calendar year 2006.
          Effective with your start date of September 6, 2005, the Company will grant to you 2,349 unit options (the “First Grant Options”), with an exercise price of $502 per unit and a five-year term. Upon the earlier to occur of (x) consummation of the initial public offering of common stock of CDI (the “IPO”), or (y) December 31, 2005, the Company will grant you five-year options to purchase 783 shares of common stock of CDI (as equitably adjusted by the Company to reflect the internal restructuring) or units of CD LLC (the “Second Grant Options”), as applicable, in each case at the fair market value (determined by the Board) of the common stock or units, as the case may be, on the date of the grant. Notwithstanding the previous sentence, “fair market value” in the case of the Second Grant Options granted upon consummation of the IPO shall be the initial public offering price to the public. The First Grant Options and the Second Grant Options grants are designed to approximate 2% of CD LLC’s current outstanding number of common units (155,588 shares X 2% = 3,132). Seven hundred eighty-three (783) of the First Grant Options will vest immediately upon the date of the grant. The (i) remaining First Grant Options and (ii) Second Grant Options, in each case, will vest ratably over three years in three equal tranches (1/3 each year) beginning on the first anniversary date of the grant; provided, however, that no First Grant Options or Second Grant Options granted to you in connection with this letter will vest upon consummation of the IPO. The number of options and exercise price will be adjusted in the event of a stock or unit split, stock or unit dividend or similar action that affects the number of shares or units outstanding, as applicable, but does not affect the total equity of the Company. It is a condition to the future grants of options contemplated by this letter that you are employed by the Company on the date of the grant. The option plans will he provided to you in the near term. The remaining options will vest immediately if, after a Change in Control (as hereinafter defined) (i) you are terminated other than for cause (as hereinafter defined), or (ii) you cease to be General Counsel of the Company at the Board’s written request or direction and therefore resign. A “Change of Control” shall be deemed to have occurred with respect to the Company if
(i)	the Company consummates a merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction, excluding, however, any merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction (including the internal restructuring referred to above) in which immediately after such transaction, the equityholders of the Company prior to the transaction, in their capacities as such and as a result thereof, shall own at least fifty percent (50%) in voting power of the then outstanding securities of the Company or of any surviving corporation or business entity pursuant to any such transaction; on

(ii)	during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of such Board, unless the election, or the nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period.
Without affecting the nature of your employment at will, if, after a Change of Control, (i) you are terminated other than for cause, or (ii) you cease to be the General Counsel of the Company at the Board’s written request or direction and therefore resign, you shall receive, concurrently with your termination or resignation, in addition to all other amounts to which you may be entitled, a cash payment equal to one time your annual base compensation at the time of termination or resignation.
For purposes of this letter, “cause’ means a finding by the Board that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence, embezzlement or fraud, (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the lawful directives of the Board or the Chief Executive Officer; provided that you have received written notice and a reasonable opportunity to cure, (iv) materially breached any provision of this letter, (v) willfully engaged in conduct that is materially injurious to the Company or its operations, monetarily or otherwise or (vi) been disbarred or suspended from practicing law in any jurisdiction.
You will be entitled to participate in all health insurance, life insurance, dental insurance, 401(k), vacation and any other employee benefit programs. Descriptions of the employee benefit programs will be issued to you on your first day of employment.
The Company will reimburse you for travel and other out-of-pocket expenses incurred by you in the ordinary and necessary discharge of your duties, in line with the Company’s policy.
This offer is made subject to your signing a business conduct, confidentiality and other employee agreements, and the results of a reference check to be performed by the Company, as well as a physical, drug test and other pre-employment verifications.
In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor any representative of the Company has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.
If the terms set forth in this letter are acceptable to you, please sign a copy of this letter in the space provided below and return it to me. This offer is in effect for fifteen days following the date of this letter.
We look forward to a long and mutually rewarding employment relationship with you.

Sincerely,

Wm. M. Keys
/s/ William M. Keys

ACCEPTED AND AGREED:

/s/ Jeffrey G. Grody
Jeffrey G. Grody